Exhibit 99.1

100 22nd Avenue Brookings, SD 57006 (t) 605.696.7200 (f) 605.696.7250

FOR IMMEDIATE RELEASE

VeraSun Energy Closes Acquisition with ASAlliances

Company’s Annual Production Capacity to Increase
to One Billion Gallons by End of 2008

Brookings, S.D., August 20, 2007– VeraSun Energy Corporation (NYSE: VSE), one of the nation’s largest ethanol producers, today announced that it closed on its acquisition with ASAlliances Biofuels, LLC for three ethanol plants with a combined annual production capacity of approximately 330 million gallons per year (MMGY). VeraSun announced the acquisition on July 23.

The three facilities are each expected to operate at 110MMGY and are located in Linden, Indiana, Albion, Nebraska and Bloomingburg, Ohio. The Linden facility began startup operations last month, while Albion will complete construction in the fourth quarter and Bloomingburg by the end of first quarter 2008.

The company funded the acquisition with $200 million of equity, $250 million of cash and $275 million in project financing. The equity consisted of 13,801,384 shares of VeraSun stock valued at $14.49.

VeraSun now has 450MMGY of production capacity with four facilities in operation and another 550MMGY of capacity under construction at five different sites. In addition to the Linden facility, VeraSun has operating plants in Aurora, South Dakota and Fort Dodge and Charles City, Iowa. Construction is underway at Hartley, Iowa, Welcome, Minnesota, and Reynolds, Indiana, in addition to the Albion and Bloomingburg facilities. Each of VeraSun’s nine facilities is expected to operate at 110MMGY, with the exception of VeraSun Aurora, which is a 120MMGY facility.

VeraSun Energy Corporation - Plant Profile
Operating Facilities
VeraSun Aurora (SD) – 120MMGY (2003 Startup)
VeraSun Fort Dodge (IA) – 110MMGY (2005 Startup)
VeraSun Charles City (IA) – 110MMGY (2007 Startup)
VeraSun Linden (IN) – 110MMGY (2007 Startup)
Current Operating Capacity – 450MMGY

Facilities Under Construction
VeraSun Albion (NE) – 110MMGY (Q4 2007 Startup)
VeraSun Bloomingburg (OH) – 110MMGY (Q1 2008 Startup)
VeraSun Hartley (IA) – 110MMGY (Q1 2008 Startup)
VeraSun Welcome (MN) – 110MMGY (Q1 2008 Startup)
VeraSun Reynolds (IN) – 110MMGY (Q4 2008 Startup)
Capacity Under Construction – 550MMGY

About VeraSun Energy Corporation
VeraSun Energy Corporation (NYSE: VSE), headquartered in Brookings, South Dakota, is a leading producer of renewable fuel. The Company has 450MMGY of production capacity through four operating ethanol production facilities in Aurora, SD, Fort Dodge, IA, Charles City, IA and Linden, IN. Five facilities are currently under construction in Hartley, IA, Welcome, MN, Reynolds, IN, Albion, NE and Bloomingburg, OH. Upon completion of the new facilities, VeraSun will have an annual production capacity of approximately one billion gallons by the end of 2008. The Company also has plans to extract oil from dried distillers grains, a co-product of the ethanol process, for use in biodiesel production.

The Company markets E85, a blend of 85 percent ethanol and 15 percent gasoline for use in Flexible Fuel Vehicles (FFVs), directly to fuel retailers under the brand VE85TM. VE85TM is now available at more than 90 retail locations.  For more information, please visit VeraSun’s Web sites at http://www.verasun.com or http://www.VE85.com.

Media:
Mike Lockrem
605-696-7527
mlockrem@verasun.com